News Release

Brooke Corporation Reports Second Quarter Earnings

OVERLAND PARK, Kan., August 8, 2007 - Brooke Corporation (Nasdaq: BXXX) today reported its second quarter financial results.

Net earnings for the six months ended June 30, 2007, totaled $9,515,000, or 63 cents per diluted share, on revenues of $120,619,000, compared to net earnings of $6,443,000, or 50 cents per diluted share, on revenues of $86,751,000 for the same period in the prior year. For this six-month period, total earnings increased 48 percent and total revenues increased 39 percent. Total earnings increased primarily as the result of increased revenues from gain on loan sales.

Net earnings for the three months ended June 30, 2007, totaled $2,706,000, or 15 cents per diluted share, on revenues of $56,595,000, compared to net earnings of $2,911,000, or 22 cents per diluted share, on revenues of $45,565,000 for the same period in the prior year. For this three-month period, total earnings decreased 7 percent and total revenues increased 24 percent. Total earnings decreased primarily as the result of decreased revenues from initial franchise fees.

Separate discussions of segment revenues and selected data follow.

Lending Segment During the second quarter of 2007, the lending segment recorded before tax income of $5,673,000, compared to before tax income of $2,641,000 in the second quarter of 2006. This segment’s performance remains consistent with the earn-out benchmarks of the July 18 merger between Oakmont and Brooke Credit. The lending segment’s loan portfolio increased to $593,400,000 on June 30, 2007.

Mick Lowry, president and chief executive officer of Brooke Credit Corporation stated, “I am pleased with Brooke Credit’s results during the second quarter. This solid earnings quarter for Brooke Credit resulted in large part from strong loan origination activities. Second quarter loan originations totaled approximately $102 million, compared to $86 million in the comparable quarter in 2006, or a 19 percent increase.”

Franchise Segment During the second quarter of 2007, the franchise segment recorded before tax loss of $727,000, compared to before tax income of $2,081,000 in the second quarter of 2006. The number of franchise locations increased to 828 on June 30, 2007.

Kyle Garst, chairman and chief executive officer of Brooke Franchise Corporation stated, “Franchise recruitment is a “lumpy” activity. Our second quarter results reflected decreased revenues from initial franchise fees resulting primarily from granting fewer start up franchises. We believe this to be temporary and a result of more rigorous franchise underwriting and transitioning of marketing to include a sales seminar approach.”

Financial Services Segment The financial services segment was added during the first quarter of 2007 as a result of the recent acquisitions of Brooke Savings Bank and a controlling interest in Brooke Capital Corporation. The financial services segment includes activities associated with the sale of banking services by Brooke Savings Bank, the sale of life insurance policies by First Life America Corporation and the brokering of loans to insurance-related businesses by Brooke Capital Advisors. During the second quarter of 2007, the financial services segment recorded before tax income of $1,946,000 primarily as the result of consulting fees generated by Brooke Capital Advisors.

Mike Hess, president and chief executive officer of Brooke Capital Advisors stated, “Demand for managing general agency loans increased in the second quarter partially from an emphasis on marketing activities and partially as the result of industry circumstances.”

Brokerage Segment During the second quarter of 2007, the brokerage segment recorded a before tax loss of $301,000, compared to before tax income of $201,000 in the second quarter of 2006. The loan brokerage activities previously in the brokerage segment are now a part of the financial services segment and the brokerage segment now focuses exclusively on brokerage of hard-to-place and niche property and casualty insurance policies. The segment’s quarterly revenues and profits were adversely affected by the elimination of loan brokerage fees and the impact of the soft insurance market on commissions.

Corporate Corporate revenues primarily result from shared services fees paid by Brooke Corporation’s subsidiaries for legal, accounting, human resources and information technology services provided by the parent company. Brooke Corporation received shared services fees of $1,785,000 in the second quarter of 2007, compared to $2,100,000 in the second quarter of 2006.

Consolidating entries are excluded from segment financial data.

Additional information is provided in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

Earnings Conference Call

Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CST (5 p.m. EST) today. Company representatives participating in the conference call include Chairman and Chief Executive Officer, Robert Orr, President and Chief Operating Officer, Anita Larson, Chief Financial Officer, Leland Orr, Chairman and Chief Executive Officer of Brooke Franchise Corporation, Kyle Garst, and President and Chief Executive Officer of Brooke Credit Corporation, Mick Lowry. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation's Web site, www.brookeagent.com/corporation. A replay of the call will be available on the Web site for the next 12 months.

About Brooke Corporation … Brooke Corporation is listed on the Nasdaq Global Market under the symbol "BXXX". Brooke Corporation is a holding company with two primary operating subsidiaries. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 800 franchise locations and was named country's No. 37 top franchise opportunity by Entrepreneur magazine (2007). Brooke Corporation also owns a controlling interest in Brooke Credit Corporation, listed on the OTC Bulletin Board under the symbol "BRCR". Brooke Credit originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $593.4 million on June 30, 2007.

Contact… Anita Larson, Brooke Corporation, anita.larson@brookeagent.com or 913-661-0123

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.

Stephanie Felder
Communications and Public Relations
Brooke Advertising Center
800-747-4237 Ext. 538
785-543-3098 - Fax
stephanie.felder@brookeagent.com